EXHIBIT 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com
July 1, 2011

American Midstream Partners, LP 1614 15th Street, Suite 300 Denver, Colorado 80202
     Re: Registration Statement on Form S-1
Gentlemen:
     We have acted as special counsel to American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the offering and sale (the “Offering”) of common units representing limited partner interests in the Partnership (the “Common Units”). We have also participated in the preparation of a registration statement on Form S-1 and the amendments thereto (Registration No. 333-173191) (such registration statement together with any amendments, the “Registration Statement”) to which this opinion is an exhibit. In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Federal Income Tax Consequences” (the “Discussion”) in the Registration Statement.
     The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.
     This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the

American Midstream Partners, LP
July 1, 2011

effective date of the Registration Statement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.
     Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.

Very truly yours,
/s/ Andrews Kurth LLP